Exhibit 99.1

Dated as of November 4, 2020

1311-A Dolley Madison Boulevard

Suite 2A
McLean, Virginia 22101
703.528.1700
rpfinancial.com

November 4, 2020

Boards of Directors

William Penn, MHC

William Penn Bancorp, Inc.

William Penn Bancorporation

William Penn Bank
10 Canal Street

Bristol, Pennsylvania 19007

Members of the Boards of Directors:

We have completed and hereby provide an updated appraisal of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the Pennsylvania Department of Banking and Securities (the “Department”), and applicable regulatory interpretations thereof. Our original appraisal report, dated September 2, 2020 (the "Original Appraisal"), is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

On September 16, 2020, the Boards of Directors of William Penn, MHC (the “MHC”) and William Penn Bancorp, Inc. (“WMPN”) adopted a plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, WMPN, which currently owns all of the issued and outstanding common stock of William Penn Bank (the “Bank”), will be succeeded by a new Maryland corporation with the name of William Penn Bancorporation (the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as William Penn Bancorporation or the Company, unless otherwise identified as WMPN. As of September 30, 2020, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 82.66% of the common stock (the “MHC Shares”) of WMPN. The remaining 17.34% of WMPN’s common stock is owned by public stockholders.

It is our understanding that William Penn Bancorporation will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plan consisting of the Bank’s employee savings and stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated offering or a firm commitment offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of WMPN will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

1311-A Dolley Madison Boulevard, Suite 2A	Main: (703) 528-1700
McLean, VA 22101	Fax: (703) 528-1788
mail@rpfinancial.com	www.rpfinancial.com

Boards of Directors

November 4, 2020

This updated appraisal reflects the following noteworthy items: (1) a review of recent developments in William Penn Bancorporation’s financial condition, including financial data through September 30, 2020; (2) an updated comparison of William Penn Bancorporation’s financial condition and operating results versus the Peer Group companies identified in the Original Appraisal; and (3) a review of stock market conditions since the date of the Original Appraisal.

The estimated pro forma market value is defined as the price at which William Penn Bancorporation’s common stock, immediately upon completion of the second-step offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

Discussion of Relevant Considerations

1.            Financial Results

Table 1 presents summary balance sheet and income statement details for the twelve months ended June 30, 2020 and updated financial information through September 30, 2020. William Penn Bancorporation’s assets decreased by $4.9 million or 0.67% from June 30, 2020 to September 30, 2020, as an increase in investment securities was more than offset by decreases in cash and cash equivalents and net loans receivable. Overall, cash and investments (inclusive of FHLB stock) increased from $179.4 million or 24.36% of assets at June 30, 2020 to $185.2 million or 25.32% of assets at September 30, 2020. Loans receivable decreased from $508.6 million or 69.06% of assets at June 30, 2020 to $497.6 million or 68.02% of assets at September 30, 2020. The balances for bank-owned life insurance (“BOLI”) and goodwill/other intangible assets were respectively slightly higher and lower at September 30, 2020 compared to June 30, 2020.

Boards of Directors

November 4, 2020

Table 1

William Penn Bancorporation

Recent Financial Data

	At June 30, 2020		At September 30, 2020
	Amount	Assets	Amount	Assets
	($000)	(%)	($000)	(%)
Balance Sheet Data
Total assets	$736,452	100.00%	$731,553	100.00%
Cash, cash equivalents	82,915	11.26	56,082	7.67
Interest-bearing time deposits	2,300	0.31	2,300	0.31
Investment securities	89,998	12.22	123,597	16.90
Loans receivable, net	508,605	69.06	497,630	68.02
Bank-owned life insurance	14,758	2.00	14,870	2.03
FHLB stock	4,200	0.57	3,219	0.44
Goodwill and other intangible assets	6,050	0.82	5,986	0.82
Deposits	559,848	76.02	581,493	79.49
Borrowings	64,892	8.81	41,000	5.60
Total equity	96,365	13.09	95,506	13.06
Tangible equity	90,315	12.26	89,520	12.24

	12 Months Ended		12 Months Ended
	June 30, 2020		September 30, 2020
	Amount	Avg. Assets	Amount	Avg. Assets
	($000)	(%)	($000)	(%)
Summary Income Statement
Interest income	$19,817	4.04%	$21,898	3.84%
Interest expense	(5,018)	(1.02)	(5,255)	(0.92)
Net interest income	14,799	3.01	16,643	2.92
Provisions for loan losses	(626)	(0.13)	(692)	(0.12)
Net interest income after prov.	14,173	2.89	15,951	2.80

Non-interest operating income	1,176	0.24	1,307	0.23
Gain on sale of securities	238	0.05	145	0.03
Merger related expenses	(3,294)	(0.67)	(3,294)	(0.58)
Gain on bargain purchase	746	0.15	746	0.13
Gain on sale of premises and equipment	-	0.00	15	0.00
Non-interest operating expense	(12,098)	(2.46)	(14,187)	(2.49)
Income before income tax expense	941	0.19	683	0.12
Income taxes	387	0.08	461	0.08
Net income	$1,328	0.27%	$1,144	0.20%

Sources: William Penn Bancorporation’s prospectus, audited and unaudited financial statements and RP Financial calculations.

Boards of Directors

November 4, 2020

Updated credit quality measures showed an increase in non-performing assets during the quarter ended September 30, 2020, which was primarily due to an increase in non-accruing 1-4 family permanent mortgage loans. William Penn Bancorporation’s non-performing assets increased from $3.3 million or 0.46% of assets at June 30, 2020 to $4.9 million or 0.67% of assets at September 30, 2020. As of September 30, 2020, non-performing assets consisted of $4.8 million of non-accruing loans and $100,000 of real estate owned.

Asset shrinkage, along with deposit growth, funded the paydown of FHLB advances. Deposits increased from $559.8 million or 76.02% of assets at June 30, 2020 to $581.5 million or 79.49% of assets at September 30, 2020, which was realized through organic growth and the opening of a new branch location during the quarter ended June 30, 2020. Borrowings decreased from $64.9 million or 8.81% of assets at June 30, 2020 to $41.0 million or 5.60% of assets at September 30, 2020, which was primarily due to the prepayment of $23.2 million of higher-cost FHLB advances. William Penn Bancorporation’s equity decreased from $96.4 million or 13.09% of assets at June 30, 2020 to $95.5 million or 13.06% of assets at September 30, 2020 and tangible equity decreased from $90.3 million or 12.26% of assets at June 30, 2020 to $89.5 million or 12.24% of assets at September 30, 2020. The decrease in capital was due to payment of a cash dividend during the quarter ended September 30, 2020, which more than offset retention of earnings and an increase in the balance of accumulated other comprehensive income.

William Penn Bancorporation’s operating results for the twelve months ended June 30, 2020 and September 30, 2020 are also set forth in Table 1. The Company’s reported earnings decreased from $1.3 million or 0.27% of average assets for the twelve months ended June 30, 2020 to $1.1 million or 0.20% of average assets for the twelve months ended September 30, 2020. The decrease in net income was primarily due to an increase in operating expenses and, to a lesser extent, a decrease in gains on the sale of securities and an increase in loan loss provisions. Partially offsetting the decline in net income were increases in net interest income and non-interest operating income.

William Penn Bancorporation’s net interest income increased from $14.8 million or 3.01% of average assets for the twelve months ended June 30, 2020 to $16.6 million or 2.92% of average assets for the twelve months ended September 30, 2020. The increase in net interest income was due to a more significant increase in interest income compared to interest expense. The increases in interest income and interest expense were in a large part related to the increases in interest-earning assets and interest-bearing liabilities resulting from the acquisitions of Washington Savings Bank (“Washington Savings”) and Fidelity Savings and Loan Association of Bucks County (“Fidelity Savings”). Partially offsetting the increase in net interest income was a narrowing of the Company’s interest rate spread, as the result of a more significant decrease in the yield earned on interest-earning assets relative to the decrease in the cost paid on interest-bearing liabilities. Overall, the Company’s interest rate spread decreased from 3.27% during the quarter ended September 30, 2019 to 2.96% during the quarter ended September 30, 2020.

Operating expenses increased from $12.1 million or 2.46% of average assets for the twelve months ended June 30, 2020 to $14.2 million or 2.49% of average assets for the twelve months ended September 30, 2020. Operating expenses added with the acquisitions of Washington Savings and Fidelity Savings accounted for most of the increase in the Company’s updated operating expenses. Additionally, the Company’s higher updated operating expenses included a $161,000 prepayment penalty resulting from the prepayment of $23.2 million of FHLB advances during the quarter ended September 30, 2020. Overall, William Penn Bancorporation’s updated ratios for net interest income and operating expenses provided for a slight decrease in the expense coverage ratio (net interest income divided by operating expenses) from 1.22x for the twelve months ended June 30, 2020 to 1.17x for the twelve months ended September 30, 2020.

Boards of Directors

November 4, 2020

Non-interest operating income was higher during the most recent twelve month period, increasing from $1.2 million or 0.24% of average assets for the twelve months ended June 30, 2020 to $1.3 million or 0.23% of average assets for the twelve months ended September 30, 2020. The increase in non-interest operating income was primarily due to an increase in service fees, which was largely due to higher deposit transaction volume that has occurred in connection with the acquisitions of Washington Savings and Fidelity Savings. Overall, when factoring non-interest operating income into core earnings, the Company’s updated efficiency ratio of 79.05% (operating expenses as a percent of net interest income and non-interest operating income) was slightly less favorable compared to the 75.69% efficiency ratio recorded for the twelve months ended June 30, 2020.

Slightly higher loan loss provisions were established during the most recent twelve period, increasing from $626,000 or 0.13% of average assets for the twelve months ended June 30, 2020 to $692,000 or 0.12% of average assets for the twelve months ended September 30, 2020. The higher loan loss provisions established during the most recent twelve-month period was primarily related to the continued economic uncertainty associated with the Covid-19 pandemic. As of September 30, 2020, the Company maintained an allowance for loan losses of $3.6 million equal to 75.08% of non-performing loans. After taking into account the $3.680 million of fair value credit adjustments applied to the loan portfolios of Washington Savings and Fidelity Savings, the Company’s reserve coverage ratio increased to 152.15% of non-performing loans.

Updated non-operating income and losses showed no changes in merger related expenses and gain on bargain purchase, a decrease in the gain on sale of investment securities and an increase in gain on the sale of premises and equipment. Overall, the Company’s net non-operating loss increased from $2.3 million or 0.47% of average assets for the twelve months ended June 30, 2020 to $2.4 million or 0.42% of average assets for the twelve months ended September 30, 2020.

The income tax benefit increased from $387,000 or 0.08% of average assets for the twelve months ended June 30, 2020 to $461,000 or 0.08% of average assets for the twelve months ended September 30, 2020. The increase in the income tax benefit was primarily due to a decrease in pre-tax income during the quarter ended September 30, 2020 compared to the year ago quarter, which reduced the income tax expense from $220,000 during the quarter ended September 30, 2019 to $146,000 during the quarter ended September 30, 2020.

Boards of Directors

November 4, 2020

2.            Peer Group Financial Comparisons

Tables 2 and 3 present the financial characteristics and operating results for William Penn Bancorporation, the Peer Group and all publicly-traded thrifts. The Company’s and the Peer Group’s ratios are based on financial results through September 30, 2020, or the most recent twelve-month period available for the Peer Group companies. Standard AVB Financial Corp. of Pennsylvania, which was one of the companies selected for the Peer Group in the Original Appraisal, is the target of a pending acquisition to sell control and, therefore, has been eliminated from the Peer Group.

In general, the comparative balance sheet ratios for the Company and the Peer Group did not vary significantly from the ratios exhibited in the Original Appraisal. Consistent with the Original Appraisal, the Company’s updated interest-earning asset composition reflected a lower concentration of cash and investments and a slightly higher concentration of loans. Overall, the Company’s and the Peer Group’s updated interest-earning assets-to-assets ratios equaled 93.34% and 95.43%, respectively.

William Penn Bancorporation’s updated funding composition continued to show a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios. Updated interest-bearing liabilities-to-assets ratios equaled 85.09% and 87.80% for the Company and the Peer Group, respectively. William Penn Bancorporation’s updated tangible equity-to-assets ratio equaled 12.24%, which remained above the comparable Peer Group ratio of 10.41%. Overall, William Penn Bancorporation’s updated interest-earning assets-to-interest-bearing liabilities ("IEA/IBL") ratio equaled 109.70%, which remained slightly above the comparable Peer Group ratio of 108.69%. As discussed in the Original Appraisal, the additional capital realized from stock proceeds should serve to increase William Penn Bancorporation’s IEA/IBL ratio to a ratio that further exceeds the Peer Group’s ratio, as the level of interest-bearing liabilities funding assets will be lower due to the increase in capital realized from the offering and the net proceeds realized from the offering will be primarily deployed into interest-earning assets.

Updated growth rates for William Penn Bancorporation and the Peer Group are based on annual growth rates for the twelve months ended September 30, 2020. Updated growth rates for William Penn Bancorporation continued to be impacted by acquisition related growth. William Penn Bancorporation recorded a 75.06% increase in assets, which was realized through a 52.37% increase in loans and a 203.52% increase in cash and investments. Comparatively, asset growth for the Peer Group equaled 10.48%, which was realized through a 7.57% increase in loans and a 37.84% increase in cash and investments.

On the funding side of the balance sheet, asset growth for William Penn Bancorporation was funded by a 103.06% increase in deposits, which also funded an 18.00% reduction in borrowings. Comparatively, asset growth for the Peer Group was funded by an 8.55% increase in deposits and a 23.80% increase in borrowings. William Penn Bancorporation’s updated tangible net worth growth rate showed an increase of 30.25%, versus an increase of 3.41% for the Peer Group. As noted in the Original Appraisal, the Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Company’s capital growth rate in the longer term following the stock offering.

Boards of Directors

November 4, 2020

Table 2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of September 30, 2020

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
			Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Invests	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital
William Penn Bancorporation		PA
September 30, 2020			7.67%	17.65%	2.03%	68.02%	79.49%	5.60%	0.00%	13.06%	0.82%	12.24%	75.06%	203.52%	52.37%	103.06%	-18.00%	26.82%	30.25%	11.92%	19.30%	20.10%

All Non-MHC Public Companies
Averages			8.38%	10.48%	1.55%	73.39%	74.97%	10.56%	0.41%	12.73%	0.88%	11.61%	14.54%	40.44%	11.44%	15.28%	14.16%	9.56%	2.07%	10.50%	14.28%	16.23%
Medians			6.86%	8.36%	1.75%	74.94%	76.88%	8.23%	0.00%	11.51%	0.23%	10.24%	13.00%	24.25%	9.32%	14.88%	1.03%	3.85%	1.30%	10.54%	14.34%	15.55%

Comparable Group
Averages			8.16%	20.09%	1.37%	67.18%	74.69%	12.87%	0.24%	10.70%	0.29%	10.41%	10.48%	37.84%	7.57%	8.55%	23.80%	5.96%	3.41%	10.05%	13.72%	14.74%
Medians			6.79%	11.02%	1.31%	71.64%	81.80%	8.14%	0.00%	11.26%	0.00%	11.16%	12.71%	30.66%	3.76%	8.13%	-2.90%	3.55%	1.22%	9.73%	13.16%	14.41%

Comparable Group
PBIP	Prudential Bancorp, Inc.	PA	5.25%	40.42%	2.72%	49.20%	61.22%	24.63%	0.00%	10.80%	0.54%	10.25%	-0.30%	-1.21%	-0.37%	-0.33%	-2.90%	-4.83%	-3.17%	9.04%	11.43%	12.65%
ESBK	Elmira Savings Bank	NY	12.68%	3.35%	2.27%	76.47%	81.80%	8.14%	0.00%	8.90%	1.83%	7.07%	9.49%	115.16%	0.07%	6.02%	76.42%	2.63%	0.98%	7.76%	11.94%	13.19%
HMNF HMN	Financial, Inc.	MN	8.46%	13.31%	0.00%	75.41%	87.60%	0.38%	0.00%	11.26%	0.10%	11.16%	17.72%	31.86%	14.66%	19.32%	-20.42%	10.91%	3.14%	9.73%	13.16%	14.41%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	13.96%	11.02%	1.31%	70.65%	89.31%	0.46%	0.00%	9.43%	0.00%	9.43%	17.77%	30.66%	13.95%	19.43%	8.85%	2.64%	1.02%	9.73%	15.67%	16.92%
HVBC HV	Bancorp, Inc.	PA	6.75%	4.89%	1.49%	83.12%	70.77%	19.53%	0.00%	8.30%	0.00%	8.30%	23.40%	-14.27%	28.60%	9.25%	160.94%	7.89%	4.27%	8.36%	12.22%	12.91%
IROQ IF	Bancorp, Inc.	IL	2.16%	22.79%	1.30%	71.38%	82.88%	4.32%	0.00%	11.51%	0.00%	11.51%	7.05%	12.14%	5.56%	8.13%	-10.59%	8.10%	1.19%	10.63%	NA	NA
RNDB	Randolph Bancorp, Inc.	MA	6.79%	8.21%	1.19%	79.17%	72.24%	11.37%	0.00%	13.13%	0.00%	13.13%	12.71%	81.07%	3.76%	6.41%	42.58%	19.28%	19.28%	12.17%	14.49%	15.62%
SVBI	Severn Bancorp, Inc.	MD	15.82%	8.04%	0.58%	71.64%	83.33%	2.13%	2.19%	11.52%	0.12%	11.40%	13.80%	95.74%	0.35%	19.19%	-34.16%	3.50%	1.22%	13.59%	NA	NA
WVFC WVS	Financial Corp.	PA	1.55%	68.76%	1.49%	27.62%	43.03%	44.91%	0.00%	11.42%	0.00%	11.42%	-7.37%	-10.55%	1.57%	-10.45%	-6.52%	3.55%	2.78%	9.45%	17.14%	17.49%

(1)  Includes loans held for sale.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

Boards of Directors

November 4, 2020

Table 3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended September 30, 2020 or the Most Recent 12 Months Available

			Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
						Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
		Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
		Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
William Penn Bancorporation	PA
September 30, 2020		0.20%	3.84%	0.92%	2.92%	0.12%	2.80%	0.00%	0.23%	2.49%	-0.42%	0.00%	-0.08%	4.21%	1.26%	2.95%	$6,901	-67.50%

All Non-MHC Public Companies
Averages		0.84%	3.81%	0.86%	2.94%	0.30%	2.64%	0.61%	0.41%	2.77%	0.03%	0.00%	0.26%	4.08%	1.26%	2.83%	$8,529	23.03%
Medians		0.76%	3.64%	0.86%	2.81%	0.23%	2.55%	0.07%	0.29%	2.64%	0.00%	0.00%	0.23%	3.93%	1.28%	2.79%	$7,077	23.29%

Comparable Group
Averages		0.90%	3.61%	0.97%	2.64%	0.20%	2.43%	1.34%	0.39%	3.04%	0.05%	0.00%	0.27%	3.74%	1.25%	2.49%	$7,065	24.03%
Medians		0.64%	3.61%	0.99%	2.65%	0.20%	2.38%	0.69%	0.42%	2.65%	0.00%	0.00%	0.23%	3.87%	1.35%	2.52%	$5,863	25.80%

Comparable Group
PBIP Prudential Bancorp, Inc.	PA	0.92%	3.51%	1.64%	1.88%	0.12%	1.76%	0.02%	0.12%	1.29%	0.51%	0.00%	0.21%	3.66%	1.92%	1.74%	$13,346	18.31%
ESBK Elmira Savings Bank	NY	0.60%	3.61%	1.03%	2.58%	0.20%	2.38%	0.59%	0.42%	2.64%	0.00%	0.00%	0.14%	4.19%	1.37%	2.82%	$5,863	19.27%
HMNF HMN Financial, Inc.	MN	1.03%	3.85%	0.39%	3.46%	0.22%	3.24%	0.93%	0.66%	3.37%	0.00%	0.00%	0.43%	3.98%	0.70%	3.28%	$4,954	29.47%
HFBL Home Federal Bancorp, Inc. of Louisiana	LA	0.80%	4.16%	0.99%	3.17%	0.50%	2.67%	0.69%	0.24%	2.65%	0.05%	0.00%	0.21%	4.41%	1.50%	2.91%	$8,649	20.63%
HVBC HV Bancorp, Inc.	PA	0.61%	3.52%	1.06%	2.46%	0.23%	2.22%	2.11%	0.54%	4.14%	0.10%	0.00%	0.23%	3.68%	1.33%	2.35%	$4,229	27.31%
IROQ IF Bancorp, Inc.	IL	0.64%	3.74%	1.09%	2.65%	0.07%	2.58%	0.18%	0.55%	2.48%	0.06%	0.00%	0.25%	3.87%	1.35%	2.52%	$6,874	27.95%
RNDB Randolph Bancorp, Inc.	MA	2.30%	3.57%	0.86%	2.71%	0.37%	2.34%	6.71%	0.12%	6.14%	-0.24%	0.00%	0.49%	3.77%	1.35%	2.42%	$3,471	17.51%
SVBI Severn Bancorp, Inc.	MD	0.62%	3.97%	0.87%	3.10%	0.10%	3.00%	0.85%	0.71%	3.66%	-0.01%	0.00%	0.27%	4.09%	1.29%	2.80%	$5,439	30.04%
WVFC WVS Financial Corp.	PA	0.59%	2.56%	0.84%	1.72%	0.02%	1.70%	0.00%	0.11%	1.00%	-0.01%	0.00%	0.21%	2.00%	0.47%	1.53%	$10,757	25.80%

(1)  Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP ® Financial, LC.

Boards of Directors

November 4, 2020

Table 3 displays comparative operating results for William Penn Bancorporation and the Peer Group, based on the Company’s and the Peer Group’s earnings for the twelve months ended September 30, 2020 or the most recent twelve-month period available for the Peer Group companies. William Penn Bancorporation and the Peer Group reported net income to average assets ratios of 0.20% and 0.90%, respectively. A higher ratio for net interest income and lower ratios for operating expenses, loan loss provisions and income tax expense continued to represent earnings advantages for the Company, which were more than offset by earnings advantages maintained by the Peer Group with respect to higher ratios for non-interest operating income and non-operating gains.

In terms of core earnings strength, updated expense coverage ratios posted by William Penn Bancorporation and the Peer Group equaled 1.17x and 0.87x, respectively. The Company’s higher expense coverage continued to be supported by both a higher net interest income ratio and a lower operating expense ratio. The Company’s higher net interest income ratio was realized through maintenance of a higher interest income ratio and a lower interest expense ratio.

Non-interest operating income remained a larger contributor to the Peer Group’s earnings, as such income amounted to 0.23% and 1.73% of the Company’s and the Peer Group’s average assets, respectively. Accordingly, taking non-interest operating income into account, the Company’s updated efficiency ratio of 79.05% remained higher or less favorable than the Peer Group’s efficiency ratio of 69.57%.

Loan loss provisions were a slightly less significant factor in the Company’s updated earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.12% and 0.20% of average assets, respectively.

The Company’s updated earnings showed a net non-operating loss of 0.42% of average assets, which continued to be attributable to non-recurring merger related expenses. Comparatively, the Peer Group reported a net non-operating gain equal to 0.05% of average assets. As set forth in the Original Appraisal, typically such gains and losses are discounted in the valuation analyses as they tend to have a relatively high degree of volatility, and, thus, are not considered part of core operations. Extraordinary items remained a non-factor in the Company’s and the Peer Group's updated earnings.

The Company’s update effective tax benefit equaled 67.50%, versus an effective tax rate of 24.03% for the Peer Group. As set forth in the prospectus, the Company’s effective marginal tax rate is equal to 22.50%.

The Company’s updated credit quality measures generally implied a similar degree of credit risk exposure, relative to the Peer Group’s implied credit risk exposure. As shown in Table 4, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 0.85% and 1.21%, respectively, versus comparable measures of 0.81% and 1.07% for the Peer Group. As noted in the Original Appraisal, the measures for non-performing assets/assets and non-performing loans/loans include accruing loans that are classified as troubled debt restructurings, which accounted for approximately 22% of the Company’s non-performing assets at September 30, 2020. The Company’s and the Peer Group’s loss reserves as a percent of non-performing loans equaled 58.39% and 170.50%, respectively. Loss reserves maintained as percent of loans receivable equaled 0.71% for the Company, versus 1.14% for the Peer Group. As noted in the Original Appraisal, the Company’s lower reserve ratios reflect fair value accounting for the acquisitions of the three mutual institutions that were acquired in 2018 and 2020. Net loan charge-offs were a similar factor for the Company and the Peer Group, as net loan charge-offs as a percent of loans equaled 0.06% for the Company and 0.08% for the Peer Group.

Boards of Directors

November 4, 2020

Table 4
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of September 30, 2020

				NPAs &				Rsrves/
			REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
			Assets	Assets (1)	Loans (2)	Loans HFI	NPLs (2)	90+Del (1)	Chargeoffs (3)	Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
William Penn Bancorporation		PA
September 30, 2020			0.01%	0.85%	1.21%	0.71%	58.39%	57.45%	$316	0.06%

All Non-MHC Public Companies
Averages			0.04%	0.82%	0.69%	1.09%	1.13%	171.28%	140.76%	$2,707
Medians			0.02%	0.71%	0.54%	0.78%	1.20%	117.65%	117.65%	$268

Comparable Group
Averages			0.05%	0.81%	1.07%	1.14%	170.50%	139.74%	$315	0.08%
Medians			0.04%	0.84%	1.04%	1.27%	85.53%	78.91%	$224	0.05%

Comparable Group
PBIP	Prudential Bancorp, Inc.	PA	0.00%	1.07%	2.19%	1.39%	63.69%	63.69%	$115	0.02%
ESBK	Elmira Savings Bank	NY	0.04%	0.84%	1.04%	1.06%	99.61%	95.12%	$416	0.08%
HMNF	HMN Financial, Inc.	MN	0.05%	0.33%	0.38%	1.40%	369.17%	318.16%	$447	0.07%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.18%	1.15%	1.36%	1.27%	86.51%	73.28%	$1,448	0.41%
HVBC	HV Bancorp, Inc.	PA	0.00%	0.45%	0.54%	0.60%	84.54%	84.54%	$180	0.14%
IROQ	IF Bancorp, Inc.	IL	0.06%	0.24%	0.23%	1.24%	537.69%	369.45%	$268	0.05%
RNDB	Randolph Bancorp, Inc.	MA	0.02%	1.68%	1.94%	1.34%	58.62%	54.01%	$38	0.01%
SVBI	Severn Bancorp, Inc.	MD	0.11%	1.55%	1.98%	1.31%	64.15%	59.67%	$-394	-0.06%
WVFC	WVS Financial Corp.	PA	0.00%	0.00%	0.00%	0.67%	NA	NA	-	0.00%

(1) NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.
(2) NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.
(3) Net loan chargeoffs are shown on a last twelve month basis.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

Boards of Directors

November 4, 2020

3.            Stock Market Conditions

Since the date of the Original Appraisal, the performance of the broader stock market has generally been mixed. A sell-off in technology stocks led the stock market lower going into the second week of September 2020, as NASDAQ fell into correction territory amid concerns that technology shares had become overvalued. Stocks rebounded heading into mid-September, as technology stocks led the broader stock market higher on large acquisitions announced by Oracle and Nvidia. A decline in oil and gold prices pressured economically sensitive shares lower going in the second half of September, which was followed by a one-day sell-off in technology shares as hopes for additional fiscal stimulus dimmed and investors continued to question the valuation of tech stocks. Stocks regained some lost ground in the final week of the third quarter, which was led by a rebound in economically sensitive shares.

Stocks traded lower at the start of the fourth quarter of 2020, as investors reacted to the September employment report that showed job growth was less than expected. News of President Trump’s improving health propelled stocks higher at the beginning of the second week of October, which was followed by a one-day sell-off caused by a halt in negotiations for a new economic relief package. Stocks rallied higher following the one-day sell-off on revived hopes for a new stimulus deal, as Democratic and White House negotiators resumed negotiations for a coronavirus relief bill. Mixed earnings reports at the start of the third quarter earnings season pressured stocks lower going into mid-October. The sell-off in the broader stock market sharpened during the second half of October, as a surge in coronavirus cases added to worries about the economic outlook in the absence of a stimulus deal. Better-than-expected economic data for third quarter GDP growth and October manufacturing activity contributed to stocks rallying ahead of the election in early-November. The stock market rallied continued on Election Day and the following day, as Wall Street reacted to election results that indicated a Biden presidency gridlocked by a Republican-controlled Senate. On November 4, 2020, the Dow Jones Industrial Average (“DJIA”) closed at 27847.66 or 4.31% lower since the date of the Original Appraisal and the NASDAQ closed at 11590.78 or 3.86% lower since the date of the Original Appraisal.

The market for thrift stocks has been mixed as well since the date of the Original Appraisal. After trading higher with the release of the better-than-expected employment report for August 2020, thrift stocks retreated in the second week of September. Financial shares edged higher at the conclusion of the Federal Reserve’s mid-September policy meeting, whereby the Federal Reserve pledged to support the economic recovery by setting a higher bar to raise interest rates and by signaling it expected to hold rates near zero for at least three more years. The sell-off in economically sensitive shares going into the second half of September translated into market losses for bank and thrift stocks, which was followed by an uptick in financial shares at the close of the third quarter.

Boards of Directors

November 4, 2020

The positive trend in thrift stocks continued through the first two weeks of October 2020, as economically sensitive stocks climbed on hopes for passage of a new coronavirus stimulus bill. Despite better-than-expected third quarter earnings results posted by some big banks at the start of the third quarter earnings season, financial shares traded lower in mid-October. Financial shares rallied going into late-October, as news that weekly initial unemployment claims fell by 55,000 pushed the 10-year Treasury yield up to 0.85%. Financial shares sold-off along with the broader stock market during the last week of October, as rising coronavirus cases shook investors’ confidence in the economic recovery. Financial shares also participated in the broader stock market rally during the first two trading days of November and on Election Day, but then diverged from the broader stock market rally the day following the election as investors bet that the election results and a potentially long period of vote counting would delay and potentially reduce another round of stimulus. On November 4, 2020, the SNL Thrift Index for all publicly-traded thrifts closed at 657.9, an increase of 3.02% since September 2, 2020.

Since the date of the Original Appraisal, the updated pricing measures for the Peer Group and all publicly-traded thrifts were also higher and, in general, reflected more significant increases compared to the SNL Thrift Index. Since the date of the Original Appraisal, the stock prices of eight out of the nine Peer Group companies were higher as of November 4, 2020. A comparative pricing analysis of the Peer Group and all publicly-traded thrifts is shown in the following table, based on closing stock market prices as of September 2, 2020 and November 4, 2020.

Average Pricing Characteristics

	At Sept. 2,		At Nov. 4,		%
	2020		2020		Change
Peer Group(1)
Price/Earnings (x)	10.28	x	10.40	x	1.17%
Price/Core Earnings (x)	11.03		11.49		4.17
Price/Book (%)	70.24%		74.76%		6.44
Price/Tangible Book(%)	72.60		77.15		6.27
Price/Assets (%)	7.31		8.01		9.58
Avg. Mkt. Capitalization ($Mil)	$51.46		$58.56		13.80

All Publicly-Traded Thrifts
Price/Earnings (x)	12.56	x	13.15	x	4.70%
Price/Core Earnings (x)	12.05		13.03		8.13
Price/Book (%)	78.62%		83.49%		6.19
Price/Tangible Book(%)	88.11		91.98		4.39
Price/Assets (%)	9.91		10.26		3.53
Avg. Mkt. Capitalization ($Mil)	$450.53		$472.20		4.81

(1)	Standard AVB Financial Corp. of Pennsylvania has been excluded from the Peer Group averages for both dates shown, as the result of becoming the target of a proposed acquisition that was announced subsequent to the date of the Original Appraisal.

Boards of Directors

November 4, 2020

As set forth in the Original Appraisal, the "new issue" market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 5, one standard conversion offering has been completed during the past three months and no first-step mutual holding company offerings or second-step conversions have been completed during the past three months. Eastern Bankshares’ standard conversion offering closed slightly above the maximum of the valuation range at a pro forma price/tangible book ratio of 65.0%. Two second-step conversion offerings have been completed during the past twelve months and the average closing pro forma price/tangible book ratio of the two second-step conversion offerings equaled 80.2%. On average, the two second-step conversion offerings reflected price appreciation of 6.9% after the first week of trading. As of November 4, 2020, the closing stock prices of the two second-step conversion offerings were, on average, 7.1% below their IPO prices.

As set forth in the Original Appraisal, RP Financial’s analysis of stock market conditions also considered recent trading activity in William Penn Bancorporation’s stock. Since the date of the Original Appraisal, the trading price of the Company’s stock ranged from a low closing price of $29.30 on September 3, 2020 to a high closing price of $36.00 on September 17, 2020. As of November 4, 2019, the Company’s closing stock price was $34.50 per share which equaled a 17.75% increase from William Penn Bancorporation’s closing stock price of $29.30 per share as of the September 2, 2020 date of the Original Appraisal.

Summary of Adjustments

In the Original Appraisal, we made the following adjustments to William Penn Bancorporation’s pro forma value based upon our comparative analysis to the Peer Group:

PreviousValuation
Key Valuation Parameters:	Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Boards of Directors

November 4, 2020

Table 5

Pricing Characteristics and After-Market Trends

Conversions Completed Trailing 12 Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data								Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)				Financial Charac.				Closing Price:
							Excluding Foundation					% of	Benefit Plans				Initial									First		After		After
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.		Core			Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	11/4/2020	Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions

Eastern Bankshares, Inc. MA*	10/15/20	EBC-NASDAQ	$13,996	12.10%	0.69%	121%	$1,872.0	100%	118%	1.6%	S	4.0%	8.0%	4.0%	10.0%	1.1%	0.00%	65.0%	22.8	x	12.0%	0.5%	19.0%	2.5%	$10.00	$12.15	21.5%	$12.48	24.8%	$12.06	20.6%	$12.06	20.6%

		Averages - Standard Conversions:	$13,996	12.10%	0.69%	121%	$1,872.0	100%	118%	1.6%	N.A.	4.0%	8.0%	4.0%	10.0%	1.1%	0.00%	65.0%	22.8	x	12.0%	0.5%	19.0%	2.5%	$10.00	$12.15	21.5%	$12.48	24.8%	$12.06	20.6%	$12.06	20.6%
		Medians - Standard Conversions:	$13,996	12.10%	0.69%	121%	$1,872.0	100%	118%	1.6%	N.A.	4.0%	8.0%	4.0%	10.0%	1.1%	0.00%	65.0%	22.8	x	12.0%	0.5%	19.0%	2.5%	$10.00	$12.15	21.5%	$12.48	24.8%	$12.06	20.6%	$12.06	20.6%

Second Step Conversions
Cincinnati Bancorp, Inc., OH	1/24/20	CNNB-NASDAQ	$221	10.60%	0.14%	469%	$16.5	56%	132%	7.9%	N.A.	N.A.	8.0%	4.0%	10.0%	7.1%	0.00%	81.3%	54.3	x	12.7%	0.2%	15.6%	1.5%	$10.00	$10.72	7.2%	$10.69	6.9%	$10.70	7.0%	$9.52	-4.8%
FFBW, Inc., WI	1/17/20	FFBW-NASDAQ	$258	23.76%	0.50%	186%	$42.7	55%	115%	3.1%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%	0.00%	79.1%	64.2	x	26.2%	0.4%	33.1%	1.2%	$10.00	$10.75	7.5%	$10.70	7.0%	$10.66	6.6%	$9.06	-9.4%

		Averages - Second Step Conversions:	$240	17.18%	0.32%	327%	$29.6	55%	124%	5.5%	N.A.	N.A.	8.0%	4.0%	10.0%	3.9%	0.00%	80.2%	59.3	x	19.4%	0.3%	24.4%	1.4%	$10.00	$10.74	7.4%	$10.70	6.9%	$10.68	6.8%	$9.29	-7.1%
		Medians - Second Step Conversions:	$240	17.18%	0.32%	327%	$29.6	55%	124%	5.5%	N.A.	N.A.	8.0%	4.0%	10.0%	3.9%	0.00%	80.2%	59.3	x	19.4%	0.3%	24.4%	1.4%	$10.00	$10.74	7.4%	$10.70	6.9%	$10.68	6.8%	$9.29	-7.1%

Mutual Holding Companies
Bogota Financial Corp., NJ*	1/17/20	BSBK-NASDAQ	$666	11.13%	0.08%	375%	$56.6	43%	132%	3.4%	C/S	4.4%	8.7%	4.4%	10.9%	2.2%	0.00%	71.0%	55.6	x	16.9%	0.4%	17.0%	2.1%	$10.00	$11.63	16.30%	$11.68	16.8%	$11.25	12.5%	$7.98	-20.2%

		Averages - MHC Conversions:	$666	11.13%	0.08%	375%	$56.6	43%	132%	3.4%	N.A.	N.A.	8.7%	4.4%	10.9%	2.2%	0.00%	71.0%	55.6	x	16.9%	0.4%	17.0%	2.1%	$10.00	$11.63	16.3%	$11.68	16.8%	$11.25	12.5%	$7.98	-20.2%
		Medians - MHC Conversions:	$666	11.13%	0.08%	375%	$56.6	43%	132%	3.4%	N.A.	N.A.	8.7%	4.4%	10.9%	2.2%	0.00%	71.0%	55.6	x	16.9%	0.4%	17.0%	2.1%	$10.00	$11.63	16.3%	$11.68	16.8%	$11.25	12.5%	$7.98	-20.2%

		Averages - All Conversions:	$3,785	14.40%	0.35%	288%	$496.9	63%	124%	4.0%	N.A.	N.A.	8.2%	4.1%	10.2%	2.8%	0.00%	74.1%	49.2	x	16.9%	0.4%	21.2%	1.8%	$10.00	$11.31	13.1%	$11.39	13.9%	$11.17	11.7%	$9.66	-3.5%
		Medians - All Conversions:	$462	11.62%	0.32%	281%	$49.6	55%	125%	3.2%	N.A.	N.A.	8.0%	4.0%	10.0%	1.7%	0.00%	75.0%	55.0	x	14.8%	0.4%	18.0%	1.8%	$10.00	$11.19	11.9%	$11.19	11.9%	$10.98	9.8%	$9.29	-7.1%

Note:  * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.	(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP 93-6.	(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.	(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.	(8) Former credit union.
11/4/2020

Boards of Directors

November 4, 2020

The factors concerning the valuation parameters of primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update.

In terms of balance sheet strength, on a pro forma basis the Company’s updated financial condition continued to warrant a slight upward adjustment based on the Company’s stronger pro forma capital position and higher IEA/IBL ratio. A slight downward adjustment remained appropriate for earnings, as the Company’s core earnings based on pro forma return on average assets and pro forma return on equity remained less favorable compared to the comparable Peer Group ratios. A slight upward adjustment remained appropriate for the Company’s asset growth, based on the Company’s stronger historical asset growth, the Company’s greater earnings growth potential provided by acquisition related growth and the Company’s greater pro forma leverage capacity as the result of its higher pro forma capital position.

The general market for thrift stocks was up since the date of the Original Appraisal, with the SNL Thrift Index for all publicly-traded thrifts increasing 3.02% since the date of the Original Appraisal compared to a decrease of 4.31% in the DJIA. Comparatively, since the date of the Original Appraisal, the updated pricing measures for the Peer Group and all publicly-traded thrifts generally showed increases that were greater than the increase in the SNL Thrift Index for all publicly-traded thrifts. No second-step conversion offerings have been completed during the past three months and the two second-step conversion offerings that were completed during the past twelve months were, on average, down 7.10% from their IPO prices. William Penn Bancorporation’s stock price was up 17.75% since the date of the Original Appraisal and the $34.50 closing price on November 4, 2020 was slightly above the maximum of the offering range as set forth in the Original Appraisal.

Valuation Approaches

In applying the accepted valuation methodology promulgated by the regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing William Penn Bancorporation’s to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds.

In computing the pro forma impact of the offering and the related pricing ratios, the valuation parameters utilized in the Original Appraisal were updated with William Penn Bancorporation’s financial data as of September 30, 2020.

Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal, this updated appraisal incorporates a "technical" analysis of recently completed offerings, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

Boards of Directors

November 4, 2020

RP Financial also considered the trading price of William Penn Bancorporation’s stock, which had a closing price of $34.50 as of November 4, 2020, an increase of 17.75% from its closing price as of September 2, 2020. The $34.50 closing trading price implied a pro forma market capitalization for William Penn Bancorporation of $154.9 million, which is slightly above the maximum of the valuation range as set forth in the Original Appraisal.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will slightly increase equity. At September 30, 2020, the MHC had net assets of $5.5 million, which has been added to the Company’s September 30, 2020 equity to reflect the consolidation of the MHC into the Company’s operations. Exhibit 4 shows that after accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.72%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ ownership interest was reduced from 17.34% to 16.62% and the MHC’s ownership interest was increased from 82.66% to 83.38%.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of November 4, 2020, the aggregate pro forma market value of William Penn Bancorporation’s conversion stock equaled $131,919,600 at the midpoint, equal to 13,191,960 shares at $10.00 per share. The $10.00 per share price was determined by the William Penn Bancorporation Board. The midpoint and resulting valuation range is based on the sale of an 83.38% ownership interest to the public, which provides for a $110,000,000 public offering at the midpoint value.

1.            Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $1.144 million for the twelve months ended September 30, 2020. In deriving William Penn Bancorporation’s core earnings, the adjustments made to reported earnings were to eliminate gains on the sale of investment securities equal to $145,000, merger related expenses equal to $3.294 million, gain on bargain purchase equal to $746,000 and gain on sale of premises and equipment equal to $15,000. As shown below, assuming an effective marginal tax rate of 22.5% for the earnings adjustments, the Company’s core earnings were estimated to equal $2.995 million for the twelve months ended September 30, 2020.

Boards of Directors

November 4, 2020

Amount
($000)
Net income	$1,144
Add: Merger related expenses(1)	2,553
Deduct: Gain in sale of investment securities(1)	(112)
Deduct: Gain on bargain purchase(1)	(578)
Deduct: Gain on sale of premises and equipment(1)	(12)
Core earnings estimate	$2,995

(1)	Tax effected at 22.5%.

Based on the Company’s reported earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported P/E multiple at the $131.9 million updated midpoint value was not meaningful (“NM”), as the result of pro forma net loss shown for the twelve month period at the midpoint of the valuation range. The Company’s core P/E multiple at the $131.9 million midpoint value equaled 81.04 times. Comparatively, the Peer Group’s average reported and core P/E multiples equaled 10.40 times and 11.49 times, respectively. In comparison to the Peer Group’s average core P/E multiple, the Company’s pro forma core P/E multiple at the midpoint value indicated a premium of 605.31% (versus a premium of 579.35% relative to the Peer Group’s average core P/E multiple as indicated in the Original Appraisal). The Peer Group’s median reported and core P/E multiples equaled 10.89 times and 11.82 times, respectively. The Company’s core P/E multiple at the updated midpoint value indicated a premium of 585.62% (versus a premium of 564.30% relative to the Peer Group’s median core P/E multiple as indicated in the Original Appraisal). The Company’s pro forma P/E ratios based on core earnings at the minimum and the maximum equaled 61.13 times and 106.73 times, respectively. The Company’s implied conversion pricing ratios relative to the Peer Group’s pricing ratios are indicated in Table 6, and the pro forma calculations are detailed in Exhibits 2 and 3.

2.            P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, with the greater determinant of long term value being earnings. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $131.9 million updated midpoint value, the Company’s P/B and P/TB ratios equaled 67.52% and 69.64%, respectively. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 74.76% and 77.15%, respectively, William Penn Bancorporation’s updated ratios reflected a discount of 9.68% on a P/B basis and a discount of 9.73% on a P/TB basis (versus discounts of 1.95% and 3.72% from the Peer Group’s average P/B and P/TB ratios as indicated in the Original Appraisal). In comparison to the median P/B and P/TB ratios indicated for the Peer Group of 72.90% and 77.73%, respectively, William Penn Bancorporation’s ratios at the $131.9 million updated midpoint value reflected discounts of 7.38% and 10.41% (versus discounts of 2.47% and 3.59% from the Peer Group’s median P/B and P/TB ratios as indicated in the Original Appraisal). At the maximum of the range, the Company’s P/B and P/TB ratios equaled 72.31% and 74.40%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the maximum of the range reflected discounts of 3.28% and 3.56%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the maximum of the range reflected discounts of 0.81% and 4.28%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which tends to mathematically result in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the significant premiums reflected in the Company’s core P/E multiples.

Boards of Directors

November 4, 2020

Table 6

Market Pricing Versus Peer Group

William Penn Bancorporation

As of November 4, 2020

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Exchange		Offering
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Ratio		Size
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)		($Mil)
William Penn Bancorporation		PA
Maximum			$10.00	$151.71	$0.09	$13.83	NM		72.31%	17.94%	74.40%	106.73	x	$0.00	0.00%	0.00%	$846	24.80%	24.26%	0.74%	-0.05%	-0.20%	0.17%	0.68%	3.2391	x	$126.50
Midpoint			$10.00	$131.92	$0.12	$14.81	NM		67.52%	15.87%	69.64%	81.04	x	$0.00	0.00%	0.00%	$831	23.50%	22.94%	0.75%	-0.03%	-0.11%	0.20%	0.83%	2.8166	x	$110.00
Minimum			$10.00	$112.13	$0.16	$16.14	NM		61.96%	13.72%	64.06%	61.13	x	$0.00	0.00%	0.00%	$817	22.15%	21.58%	0.77%	0.00%	-0.01%	0.22%	1.01%	2.3941	x	$93.50

All Non-MHC Public Companies(6)
Averages			$19.03	$472.20	$1.72	$19.85	13.15		83.49%	10.26%	91.98%	13.03		$0.41	2.86%	47%	$5,266	12.73%	11.69%	0.82%	0.84%	6.85%	0.86%	6.79%
Median			$12.58	$164.01	$0.83	$15.84	11.11		76.62%	9.38%	84.53%	11.39		$0.32	2.68%	36%	$1,842	11.51%	10.27%	0.71%	0.76%	5.79%	0.75%	5.72%

All Non-MHC State of PA(6)
Averages			$12.47	$317.62	$0.94	$16.23	12.13		77.60%	8.02%	85.66%	13.52		$0.47	4.00%	64%	$3,525	10.37%	9.59%	0.93%	0.68%	6.53%	0.62%	5.88%
Medians			$12.99	$98.25	$0.84	$15.74	11.72		76.62%	8.05%	80.69%	14.32		$0.42	3.12%	43%	$1,188	10.80%	9.41%	0.92%	0.61%	6.55%	0.60%	5.71%

Comparable Group
Averages			$14.17	$56.56	$1.44	$18.94	10.40	x	74.76%	8.01%	77.15%	11.49	x	$0.27	1.99%	27.18%	$716	10.70%	10.43%	0.84%	0.90%	8.09%	0.86%	7.70%
Medians			$14.06	$58.21	$1.19	$17.19	10.89	x	72.90%	8.02%	77.73%	11.82	x	$0.28	2.32%	29.55%	$723	11.26%	11.17%	0.84%	0.64%	6.55%	0.60%	5.81%

Comparable Group
PBIP	Prudential Bancorp, Inc.	PA	$12.06	$98.25	$0.75	$15.74	9.07	x	76.62%	8.27%	80.69%	16.04	x	$0.28	2.32%	53.38%	$1,188	10.80%	10.31%	1.07%	0.92%	8.26%	0.53%	4.71%
ESBK	Elmira Savings Bank	NY	$10.50	$36.99	$1.09	$17.01	9.63	x	61.74%	5.49%	77.73%	9.65	x	$0.60	5.71%	69.72%	$674	8.90%	7.20%	0.84%	0.60%	6.42%	0.60%	6.44%
HMNF	HMN Financial, Inc.	MN	$14.70	$68.05	$1.84	$20.91	8.08	x	70.29%	7.91%	70.91%	7.97	x	$0.00	0.00%	0.00%	$898	11.26%	11.17%	0.33%	1.03%	8.83%	1.04%	8.95%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$23.96	$38.08	$2.10	$29.74	10.89	x	80.58%	7.59%	80.58%	11.39	x	$0.66	2.75%	29.55%	$542	9.43%	9.43%	1.15%	0.80%	7.68%	0.76%	7.33%
HVBC	HV Bancorp, Inc.	PA	$13.02	$29.10	$0.93	$15.74	12.28	x	82.69%	6.86%	82.69%	14.07	x	$0.00	0.00%	0.00%	$425	8.30%	8.30%	0.71%	0.61%	6.55%	0.53%	5.72%
IROQ	IF Bancorp, Inc.	IL	$17.97	$58.21	$1.35	$25.78	12.30	x	69.68%	8.02%	69.68%	13.31	x	$0.30	1.67%	20.55%	$726	11.51%	11.51%	0.24%	0.64%	5.58%	0.59%	5.18%
RNDB	Randolph Bancorp, Inc.	MA	$15.10	$76.90	$3.28	$17.19	4.98	x	87.85%	11.54%	87.85%	4.61	x	$0.00	0.00%	0.00%	$723	13.13%	13.13%	1.68%	2.30%	18.55%	2.49%	20.05%
SVBI	Severn Bancorp, Inc.	MD	$6.16	$78.93	$0.42	$8.45	14.67	x	72.90%	8.39%	73.68%	14.52	x	$0.16	2.60%	38.10%	$940	11.52%	11.42%	1.55%	0.62%	5.06%	0.63%	5.11%
WVFC	WVS Financial Corp.	PA	$14.06	$24.49	$1.19	$19.94	11.72	x	70.51%	8.05%	70.51%	11.82	x	$0.40	2.84%	33.33%	$332	11.42%	11.42%	0.00%	0.59%	5.88%	0.58%	5.81%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

Boards of Directors

November 4, 2020

3.            P/A Approach. P/A ratios are generally not as a reliable indicator of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings -- which have received greater weight in our valuation analysis. At the $131.9 million updated midpoint value William Penn Bancorporation’s pro forma P/A ratio equaled 15.87%. In comparison to the Peer Group's average P/A ratio of 8.01%, William Penn Bancorporation’s P/A ratio indicated a premium of 98.13% (versus a premium of 114.34% at the midpoint valuation in the Original Appraisal). In comparison to the Peer Group’s median P/A ratio of 8.02%, William Penn Bancorporation’s P/A ratio at the $131.9 million updated midpoint value indicated a premium of 97.88% (versus a premium of 112.05% at the midpoint valuation in the Original Appraisal).

Comparison to Recent Offerings

As discussed previously, two second-step offerings were completed during the past twelve months and no second-offerings have been completed during the past three months. In comparison, to the 80.20% average closing pro P/TB ratio of the two second-step offerings, the Company’s pro forma P/TB ratio of 69.64% at the midpoint value reflects an implied discount of 13.17%. At the maximum of the offering range, the Company’s P/TB ratio of 74.40% reflects an implied discount of 7.23% relative to the two second-step offerings average P/TB ratio at closing.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of November 4, 2020, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company - was $131,919,600 at the midpoint, equal to 13,191,960 shares at a per share value of $10.00. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows:

Boards of Directors

November 4, 2020

			Exchange Shares
		Offering	Issued to Public	Exchange
	Total Shares	Shares	Shareholders	Ratio
Shares
Maximum	15,170,754	12,650,000	2,520,754	3.2391
Midpoint	13,191,960	11,000,000	2,191,960	2.8166
Minimum	11,213,166	9,350,000	1,863,166	2.3941

Distribution of Shares
Maximum	100.00%	83.38%	16.62%
Midpoint	100.00%	83.38%	16.62%
Minimum	100.00%	83.38%	16.62%

Aggregate Market Value at $10 per share
Maximum	$151,707,540	$126,500,000	$25,207,540
Midpoint	$131,919,600	$110,000,000	$21,919,600
Minimum	$112,131,660	$93,500,000	$18,631,660

The pro forma valuation calculations relative to the Peer Group are shown in Table 6 and are detailed in Exhibit 2 and Exhibit 3.

Establishment of the Exchange Ratio

Conversion regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC and WMPN have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the second-step conversion offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 2.8166 shares of the Company’s stock for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 2.3941 at the minimum and 3.2391 at the maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio.

Boards of Directors

November 4, 2020

Respectfully submitted,

RP® FINANCIAL, LC.

Ronald S. Riggins
President and Managing Director

Gregory E. Dunn
Director

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

1	Stock Prices: As of November 4, 2020

2	Pro Forma Analysis Sheet

3	Pro Forma Effect of Conversion Proceeds

4	Calculation of Minority Ownership Dilution in a Second-Step Offering

5	Firm Qualifications Statement

EXHIBIT 1

Stock Prices
As of November 4, 2020

RP® Financial, LC.

 Exhibit 1A

Weekly Thrift Market Line - Part One

Prices As of November 4, 2020

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share	Assets
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
AX	Axos Financial, Inc.	WE	28.31	59,045	1,671.6	30.73	13.69	26.00	8.88	-6.48	-6.51	3.21	3.47	20.80	18.73	226.64	13,382,238
BYFC	Broadway Financial Corporation	WE	1.62	27,456	44.5	7.23	1.04	1.69	-4.14	-1.82	5.19	0.00	0.00	1.77	1.77	17.89	491,304
CFFN	Capitol Federal Financial, Inc.	MW	11.16	135,547	1,512.7	14.49	8.75	11.29	-1.15	-22.61	-18.72	0.47	0.47	9.25	NA	69.99	9,487,218
CARV	Carver Bancorp, Inc.	MA	6.63	3,005	19.9	22.97	1.25	6.91	-4.05	116.53	172.73	-1.38	-1.51	0.67	0.67	223.21	670,672
CBMB	CBM Bancorp, Inc.	MA	12.49	3,515	43.9	14.44	10.61	12.76	-2.12	-10.66	-11.55	0.21	0.18	14.16	14.16	66.94	235,281
CNNB	Cincinnati Bancorp, Inc.	MW	9.52	2,976	28.3	11.01	6.33	9.50	0.21	-2.04	-7.07	0.33	0.34	13.02	12.96	78.56	233,754
ESBK	Elmira Savings Bank	MA	10.50	3,523	37.0	17.40	10.30	10.68	-1.64	-26.57	-30.46	1.09	1.09	17.01	13.51	191.33	674,032
ESSA	ESSA Bancorp, Inc.	MA	12.99	10,116	131.4	17.73	9.70	13.01	-0.15	-20.55	-23.36	1.39	1.38	17.60	16.26	0.00	1,893,515
FFBW	FFBW, Inc.	MW	9.06	7,110	64.4	12.30	6.74	9.24	-1.95	-16.73	-21.56	0.26	NA	NA	NA	0.00	285,787
FNWB	First Northwest Bancorp	WE	12.66	9,325	118.1	18.25	8.77	11.70	8.21	-29.47	-30.17	0.93	0.68	17.65	17.65	0.00	1,564,670
FBC	Flagstar Bancorp, Inc.	MW	31.21	57,150	1,783.7	39.31	16.76	29.89	4.42	-14.45	-18.41	7.71	NA	NA	NA	0.00	29,476,000
FSBW	FS Bancorp, Inc.	WE	46.37	4,176	199.0	64.41	27.50	42.61	8.82	-19.33	-27.31	7.68	7.48	51.73	50.04	0.00	2,054,626
HONE	HarborOne Bancorp, Inc.	NE	9.10	54,461	495.6	11.20	6.45	9.24	-1.52	-11.31	-17.20	0.58	0.61	11.90	10.62	0.00	4,428,319
HIFS	Hingham Institution for Savings	NE	207.24	2,137	442.9	216.82	125.55	203.51	1.83	8.45	-1.41	20.66	18.50	130.24	130.24	0.00	2,719,145
HMNF	HMN Financial, Inc.	MW	14.70	4,630	68.1	22.01	13.06	14.64	0.44	-30.70	-30.03	1.82	1.84	20.91	20.73	0.00	898,452
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	23.96	1,589	38.1	37.99	20.00	24.40	-1.81	-27.37	-32.98	2.20	2.10	29.74	29.74	0.00	541,625
HVBC	HV Bancorp, Inc.	MA	13.02	2,235	29.1	17.25	9.75	13.02	0.00	-12.32	-23.41	1.06	0.93	15.74	15.74	0.00	424,738
IROQ	IF Bancorp, Inc.	MW	17.97	3,240	58.2	24.05	15.03	16.84	6.68	-16.54	-21.96	1.46	NA	25.78	25.78	0.00	726,004
KRNY	Kearny Financial Corp.	MA	8.30	86,557	718.4	14.40	6.91	8.55	-2.87	-41.51	-39.99	0.54	0.58	12.56	NA	0.00	7,310,209
EBSB	Meridian Bancorp, Inc.	NE	11.93	50,191	598.8	20.86	8.88	11.80	1.10	-39.69	-40.62	1.25	1.21	14.28	13.85	0.00	6,566,733
MSVB	Mid-Southern Bancorp, Inc.	MW	13.60	3,140	42.7	14.00	9.71	13.51	0.68	2.64	1.27	0.37	0.35	15.20	15.20	0.00	218,281
NYCB	New York Community Bancorp, Inc.	MA	7.89	463,904	3,660.2	12.37	7.86	8.08	-2.35	-34.09	-34.36	0.84	0.83	13.43	8.20	0.00	54,931,755
NFBK	Northfield Bancorp, Inc.	MA	9.87	53,125	524.3	17.55	8.72	9.90	-0.30	-42.18	-41.80	0.71	0.78	14.26	13.46	0.00	5,588,840
NWBI	Northwest Bancshares, Inc.	MA	10.21	127,801	1,304.9	17.17	8.52	10.42	-2.02	-39.84	-38.60	0.56	0.70	12.11	8.92	0.00	13,788,805
PCSB	PCSB Financial Corporation	MA	14.13	15,687	221.7	20.60	11.01	13.29	6.32	-30.19	-30.22	0.59	0.59	16.45	16.07	0.00	1,791,075
PVBC	Provident Bancorp, Inc.	NE	8.74	18,122	158.4	12.92	7.21	8.47	3.19	-23.27	-29.80	0.58	0.66	12.30	12.30	0.00	1,497,982
PROV	Provident Financial Holdings, Inc.	WE	12.53	7,441	93.2	22.99	11.40	13.10	-4.35	-39.17	-42.79	0.87	0.87	16.75	16.75	0.00	1,184,033
PFS	Provident Financial Services, Inc.	MA	13.55	66,038	894.8	25.49	9.05	13.10	3.44	-46.08	-45.03	1.22	1.31	20.41	14.45	0.00	12,871,322
PBIP	Prudential Bancorp, Inc.	MA	12.06	8,147	98.3	18.59	9.53	11.42	5.60	-32.13	-34.92	1.33	0.75	15.74	14.95	0.00	1,187,812
RNDB	Randolph Bancorp, Inc.	NE	15.10	5,093	76.9	18.34	7.92	14.25	5.95	-0.15	-14.46	3.03	3.28	17.19	NA	0.00	722,968
RVSB	Riverview Bancorp, Inc.	WE	4.68	22,336	104.5	8.55	3.77	4.64	0.86	-35.63	-43.00	0.44	0.44	6.67	5.43	0.00	1,425,171
SVBI	Severn Bancorp, Inc.	MA	6.16	12,813	78.9	9.50	4.26	6.24	-1.29	-25.06	-33.83	0.42	0.42	NA	NA	0.00	939,919
STXB	Spirit of Texas Bancshares, Inc.	SW	12.62	17,316	218.2	23.48	8.96	12.77	-1.17	-40.86	-45.13	1.42	1.56	20.30	15.14	0.00	2,925,070
SBT	Sterling Bancorp, Inc.	MW	3.40	49,977	169.9	10.18	2.53	3.72	-8.60	-65.48	-58.02	-0.30	NA	6.63	6.63	0.00	3,936,605
TBNK	Territorial Bancorp Inc.	WE	20.84	9,098	189.6	32.45	19.23	21.17	-1.56	-31.29	-32.64	1.95	1.88	25.93	25.93	0.00	2,106,317
TSBK	Timberland Bancorp, Inc.	WE	20.41	8,311	169.6	31.00	13.60	18.31	11.47	-25.10	-31.37	2.88	2.91	22.58	20.56	0.00	1,565,978
TBK	Triumph Bancorp, Inc.	SW	41.31	24,644	1,018.0	46.66	19.03	43.88	-5.86	23.13	8.65	1.93	1.72	26.11	18.38	0.00	5,836,787
TRST	TrustCo Bank Corp NY	MA	5.40	96,433	520.7	9.10	4.30	5.42	-0.37	-38.36	-37.72	0.54	0.53	5.81	5.81	0.00	5,735,929
WSBF	Waterstone Financial, Inc.	MW	16.61	24,432	405.8	19.48	12.10	17.05	-2.58	-11.79	-12.72	2.51	2.51	15.84	NA	0.00	2,220,822
WNEB	Western New England Bancorp, Inc.	NE	5.75	25,682	147.7	10.00	4.45	5.59	2.86	-40.48	-40.29	0.37	0.40	8.99	8.39	0.00	2,486,788
WSFS	WSFS Financial Corporation	MA	31.70	50,402	1,605.9	45.00	17.84	30.06	5.46	-26.81	-27.94	1.96	1.95	36.77	25.73	0.00	13,830,108
WVFC	WVS Financial Corp.	MA	14.06	1,742	24.5	17.06	13.00	14.00	0.43	-8.76	-14.53	1.20	NA	19.94	19.94	0.00	332,151

MHCs
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	MW	9.36	4,669	43.7	12.01	7.43	9.25	1.17	-4.14	-13.19	0.30	0.30	12.52	12.52	0.00
BSBK	Bogota Financial Corp. (MHC)	MA	7.98	12,661	101.0	11.97	6.07	7.89	1.14	-20.20	-20.20	NA	NA	9.68	9.68	0.00
CLBK	Columbia Financial, Inc. (MHC)	MA	12.79	110,988	1,419.5	17.34	10.27	12.70	0.71	-23.09	-24.50	0.46	0.51	8.89	8.09	0.00
CFBI	Community First Bancshares, Inc. (MHC)	SE	7.62	7,571	57.7	12.05	5.36	7.51	1.41	-26.02	-33.45	-0.02	0.24	10.20	7.69	0.00
FSEA	First Seacoast Bancorp (MHC)	NE	8.07	5,863	47.3	10.37	5.07	8.03	0.53	-10.42	-14.32	0.02	0.10	9.60	9.60	0.00
GCBC	Greene County Bancorp, Inc. (MHC)	MA	22.81	8,513	194.2	30.25	15.01	22.60	0.93	-18.16	-20.77	2.19	NA	15.62	15.62	0.00
KFFB	Kentucky First Federal Bancorp (MHC)	MW	6.32	8,223	52.0	8.15	4.40	6.11	3.41	-15.73	-18.45	-1.52	-0.22	6.29	6.18	0.00
LSBK	Lake Shore Bancorp, Inc. (MHC)	MA	12.50	5,729	71.6	15.90	8.95	12.50	0.00	-16.67	-18.30	0.76	NA	14.55	14.55	0.00
MGYR	Magyar Bancorp, Inc. (MHC)	MA	8.36	5,811	48.6	14.30	7.50	8.29	0.82	-30.39	-32.03	0.38	NA	9.78	9.78	0.00
OFED	Oconee Federal Financial Corp. (MHC)	SE	23.20	5,604	130.0	28.00	15.25	24.30	-4.53	3.34	-11.15	0.67	0.66	15.75	15.25	0.00
PDLB	PDL Community Bancorp (MHC)	MA	9.82	16,620	163.2	14.85	7.31	9.55	2.83	-29.40	-33.20	-0.29	-0.01	NA	NA	0.00
PBFS	Pioneer Bancorp, Inc. (MHC)	MA	9.51	24,959	237.4	15.35	8.02	9.60	-0.94	-28.33	-37.88	-0.26	0.00	8.62	8.26	0.00
RBKB	Rhinebeck Bancorp, Inc. (MHC)	MA	7.09	10,730	76.1	11.44	5.90	6.76	4.93	-33.61	-37.31	0.49	0.50	10.35	10.20	0.00
TFSL	TFS Financial Corporation (MHC)	MW	15.01	276,033	4,143.3	22.47	12.65	15.73	-4.58	-23.46	-23.73	0.30	NA	5.97	5.93	0.00

(1)  Average of High/Low or Bid/Ask price per share.

(2) Or since offering price if converted of first listed in the past 52 weeks.  Percent change figures are actual year-to-date and are not annualized.

(3)  EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)  Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)  Annualized based on last regular quarterly cash dividend announcement.

(7)  Indicated dividend as a percent of trailing 12 month earnings.

(8)  Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)  For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.

Exhibit 1B

Weekly Thrift Market Line - Part Two

Prices As of November 4, 2020

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
AX	Axos Financial, Inc.	WE	9.24	8.40	1.56	16.23	1.69	17.55	1.33	77.23	8.82	136.08	12.53	151.15	8.15	NA	NA	NM
BYFC	Broadway Financial Corporation	WE	10.08	10.08	-0.04	-0.34	-0.04	-0.34	1.03	63.25	NM	91.73	9.25	91.73	NM	0.00	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	13.54	NA	0.69	4.92	0.69	4.92	NA	NA	23.74	120.69	16.35	122.88	23.74	0.34	3.05	72.34
CARV	Carver Bancorp, Inc.	MA	7.01	7.01	-0.86	-10.14	-0.98	-11.50	1.99	36.53	NM	NM	4.00	NM	NM	0.00	0.00	NM
CBMB	CBM Bancorp, Inc.	MA	22.85	22.85	0.34	1.32	0.29	1.12	0.56	320.34	59.47	88.23	20.17	88.23	71.02	NA	NA	238.10
CNNB	Cincinnati Bancorp, Inc.	MW	16.58	16.51	0.43	3.68	0.44	3.75	0.54	117.65	28.94	73.11	12.12	73.46	28.35	NA	NA	NM
ESBK	Elmira Savings Bank	MA	8.90	7.20	0.60	6.42	0.60	6.44	NA	NA	9.63	61.74	5.49	77.73	9.65	0.60	5.71	69.72
ESSA	ESSA Bancorp, Inc.	MA	10.11	9.41	0.76	7.43	0.75	7.37	NA	NA	9.35	73.82	7.46	79.91	9.42	0.44	3.39	31.65
FFBW	FFBW, Inc.	MW	35.92	35.90	0.63	2.21	NA	NA	NA	NA	34.85	68.46	NA	68.50	NA	NA	NA	NM
FNWB	First Northwest Bancorp	WE	11.55	11.55	0.65	4.94	0.47	3.59	NA	NA	13.61	71.71	8.28	71.71	18.67	0.24	1.90	22.58
FBC	Flagstar Bancorp, Inc.	MW	7.45	6.94	1.75	22.74	NA	NA	0.33	283.33	4.05	90.17	NA	98.36	NA	0.20	0.64	2.59
FSBW	FS Bancorp, Inc.	WE	10.73	10.42	1.83	16.60	1.78	16.15	NA	NA	6.04	89.63	9.62	92.67	6.20	0.84	1.81	10.94
HONE	HarborOne Bancorp, Inc.	NE	15.67	14.23	0.76	4.66	0.80	4.91	NA	NA	15.69	76.49	11.99	85.69	14.91	0.12	1.32	10.34
HIFS	Hingham Institution for Savings	NE	10.24	10.24	1.71	17.54	1.53	15.71	NA	NA	10.03	159.12	16.29	159.12	11.20	1.80	0.87	11.18
HMNF	HMN Financial, Inc.	MW	11.26	11.17	1.03	8.83	1.04	8.95	0.38	317.95	8.08	70.29	7.91	70.91	7.97	0.00	0.00	NM
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	9.43	9.43	0.80	7.68	0.76	7.33	NA	NA	10.89	80.58	7.59	80.58	11.39	0.66	2.75	29.55
HVBC	HV Bancorp, Inc.	MA	8.30	8.30	0.61	6.55	0.53	5.72	0.71	61.13	12.28	82.69	6.86	82.69	14.07	NA	NA	NM
IROQ	IF Bancorp, Inc.	MW	11.51	11.51	0.64	5.58	NA	NA	NA	NA	12.30	69.68	8.02	69.68	NA	0.30	1.67	20.55
KRNY	Kearny Financial Corp.	MA	15.38	NA	0.66	4.11	0.69	4.31	NA	NA	15.37	66.09	10.16	79.90	14.43	0.32	3.86	57.41
EBSB	Meridian Bancorp, Inc.	NE	11.39	11.09	1.00	8.73	0.97	8.46	NA	NA	9.54	83.57	9.52	86.11	9.87	0.32	2.68	25.60
MSVB	Mid-Southern Bancorp, Inc.	MW	22.38	22.38	0.56	2.36	0.52	2.20	NA	63.92	36.76	89.47	20.02	89.47	39.30	0.08	0.59	21.62
NYCB	New York Community Bancorp, Inc.	MA	12.26	8.21	0.79	6.32	0.78	6.25	NA	NA	9.39	58.73	6.72	96.18	9.50	0.68	8.62	80.95
NFBK	Northfield Bancorp, Inc.	MA	13.55	12.89	0.67	4.78	0.73	5.24	NA	177.53	13.90	69.23	9.38	73.32	12.69	0.44	4.46	61.97
NWBI	Northwest Bancshares, Inc.	MA	11.22	8.52	0.54	4.53	0.68	5.70	0.92	112.63	18.23	84.33	9.46	114.50	14.58	0.76	7.44	135.71
PCSB	PCSB Financial Corporation	MA	15.28	14.98	0.54	3.34	0.54	3.36	NA	NA	23.95	85.88	13.12	87.91	23.84	0.16	1.13	27.12
PVBC	Provident Bancorp, Inc.	NE	15.98	15.98	0.82	4.60	0.93	5.24	NA	NA	15.07	71.08	11.36	71.08	13.23	0.12	1.37	15.52
PROV	Provident Financial Holdings, Inc.	WE	10.53	10.53	0.58	5.35	0.58	5.35	NA	NA	14.40	74.80	7.87	74.80	14.40	0.56	4.47	48.28
PFS	Provident Financial Services, Inc.	MA	12.44	9.15	0.78	5.70	0.82	5.99	NA	NA	11.11	66.40	8.26	93.74	10.36	0.92	6.79	75.41
PBIP	Prudential Bancorp, Inc.	MA	10.80	10.31	0.92	8.26	0.53	4.71	1.15	50.59	9.07	76.62	8.27	80.69	16.04	0.28	2.32	53.38
RNDB	Randolph Bancorp, Inc.	NE	13.13	NA	2.30	18.55	2.49	20.05	NA	NA	4.98	87.85	11.54	NA	4.61	NA	NA	NM
RVSB	Riverview Bancorp, Inc.	WE	10.46	8.68	0.79	6.73	0.80	6.79	NA	NA	10.64	70.14	7.33	86.19	10.54	0.20	4.27	45.45
SVBI	Severn Bancorp, Inc.	MA	11.52	11.42	0.62	5.06	0.63	5.11	1.57	63.27	14.67	73.78	NA	74.55	14.52	0.16	2.60	38.10
STXB	Spirit of Texas Bancshares, Inc.	SW	12.02	9.24	0.96	7.37	1.06	8.10	0.32	135.95	8.89	62.17	7.47	83.38	8.11	0.28	2.22	4.93
SBT	Sterling Bancorp, Inc.	MW	8.41	8.41	-0.43	-4.44	NA	NA	NA	NA	NM	51.31	4.32	51.31	NA	0.00	0.00	NM
TBNK	Territorial Bancorp Inc.	WE	11.71	11.71	0.87	7.39	0.83	7.11	NA	NA	10.69	80.38	9.41	80.38	11.11	0.92	4.41	72.82
TSBK	Timberland Bancorp, Inc.	WE	11.98	11.03	1.75	13.59	1.77	13.75	0.45	232.36	7.09	90.40	10.83	99.27	7.01	0.80	3.92	27.78
TBK	Triumph Bancorp, Inc.	SW	11.89	8.89	0.93	7.55	0.83	6.79	0.72	237.44	21.40	158.22	17.73	224.74	24.01	NA	NA	NM
TRST	TrustCo Bank Corp NY	MA	9.77	9.76	0.97	9.64	0.95	9.47	NA	NA	9.93	92.90	9.08	92.99	10.10	0.27	5.05	50.09
WSBF	Waterstone Financial, Inc.	MW	17.99	NA	2.97	15.96	2.97	15.96	NA	NA	6.62	104.88	18.86	111.51	6.62	0.48	2.89	39.04
WNEB	Western New England Bancorp, Inc.	NE	9.26	8.69	0.42	4.16	0.45	4.45	NA	NA	15.54	63.93	5.92	68.55	14.55	0.20	3.48	54.05
WSFS	WSFS Financial Corporation	MA	13.46	9.81	0.78	5.38	0.72	5.01	0.32	560.72	16.17	86.20	11.61	123.21	16.23	0.48	1.51	24.49
WVFC	WVS Financial Corp.	MA	11.42	11.42	0.59	5.88	NA	NA	NA	NA	11.72	70.51	8.05	70.51	NA	0.40	2.84	33.33

MHCs
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	MW	12.22	12.22	0.31	2.64	0.31	2.66	0.46	91.83	31.19	74.74	9.13	74.74	31.02	NA	NA	NM
BSBK	Bogota Financial Corp. (MHC)	MA	16.91	16.91	0.25	1.63	0.50	3.27	NA	NA	NA	82.42	13.93	82.42	NA	NA	NA	NA
CLBK	Columbia Financial, Inc. (MHC)	MA	11.48	10.55	0.60	4.98	0.66	5.55	NA	NA	27.80	143.84	16.51	158.13	24.98	NA	NA	NM
CFBI	Community First Bancshares, Inc. (MHC)	SE	8.52	6.56	-0.02	-0.13	0.39	2.48	0.80	82.59	NM	74.68	6.36	99.11	31.87	NA	NA	NM
FSEA	First Seacoast Bancorp (MHC)	NE	12.38	12.38	0.08	0.58	0.15	1.19	0.21	323.72	NM	84.11	10.42	84.11	80.03	NA	NA	NM
GCBC	Greene County Bancorp, Inc. (MHC)	MA	7.39	7.39	1.19	15.05	NA	NA	NA	NA	10.42	145.98	10.79	145.98	NA	0.48	2.10	21.00
KFFB	Kentucky First Federal Bancorp (MHC)	MW	16.16	15.92	-3.80	-19.01	-0.56	-2.78	2.16	23.63	NM	100.47	16.24	102.33	NM	0.40	6.33	NM
LSBK	Lake Shore Bancorp, Inc. (MHC)	MA	12.43	12.43	0.70	5.34	NA	NA	NA	NA	16.45	85.93	10.68	85.93	NA	0.52	4.16	64.47
MGYR	Magyar Bancorp, Inc. (MHC)	MA	7.54	7.54	0.32	3.95	NA	NA	NA	NA	22.00	85.45	6.44	85.45	NA	NA	NA	NM
OFED	Oconee Federal Financial Corp. (MHC)	SE	17.13	16.67	0.75	4.39	0.75	4.35	0.56	49.11	34.63	147.27	25.22	152.10	35.01	0.40	1.72	59.70
PDLB	PDL Community Bancorp (MHC)	MA	12.40	12.40	-0.46	-3.28	-0.02	-0.15	NA	83.08	NM	109.19	NA	109.19	NM	NA	NA	NM
PBFS	Pioneer Bancorp, Inc. (MHC)	MA	14.67	14.14	-0.45	-2.89	0.00	0.02	0.93	164.87	NM	110.31	16.18	115.17	NM	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc. (MHC)	MA	10.35	10.22	0.51	4.72	0.51	4.78	NA	NA	14.47	68.53	7.09	69.50	14.28	NA	NA	NM
TFSL	TFS Financial Corporation (MHC)	MW	11.42	11.36	0.56	4.88	NA	NA	NA	NA	50.03	251.52	28.72	252.99	NA	1.12	7.46	370.00

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

EXHIBIT 2

Pro Forma Analysis Sheet

EXHIBIT 2

PRO FORMA ANALYSIS SHEET

William Penn Bancorporation

Prices as of November 4, 2020

			Subject		Peer Group				Pennsylvania				All Public
Valuation Midpoint Pricing Multiples		Symbol	at Midpoint		Mean		Median		Mean		Median		Mean		Median
Price-earnings multiple	=	P/E	NM	x	10.40	x	10.89	x	12.13	x	11.72	x	13.15	x	11.11	x
Price-core earnings multiple	=	P/CE	81.04	x	11.49	x	11.82	x	13.52	x	14.32	x	13.03	x	11.39	x
Price-book ratio	=	P/B	67.52%		74.76%		72.90%		77.60%		76.62%		83.49%		76.62%
Price-tangible book ratio	=	P/TB	69.64%		77.15%		77.73%		85.66%		80.69%		91.98%		84.53%
Price-assets ratio	=	P/A	15.87%		8.01%		8.02%		8.02%		8.05%		10.26%		9.38%

Valuation Parameters				Adjusted
Pre-Conversion Earnings (Y)	$1,155,876	(12 Mths 9/20(2)	ESOP Stock (% of Offering + Foundation) (E)	8.00%
Pre-Conversion Core Earnings (YC)	$3,006,876	(12 Mths 9/20(2)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$100,979,000	(2)	ESOP Amortization (T)	25.00	Years
Pre-Conv. Tang. Book Value (B)	$94,993,000	(2)	Stock Program (% of Offering + Foundation (M)	4.00%
Pre-Conversion Assets (A)	$737,026,000	(2)	Stock Programs Vesting (N)	5.00	Years
Reinvestment Rate (R)	0.28%		Fixed Expenses	$1,400,000
Tax rate (TAX)	22.50%		Variable Expenses (Blended Commission %)	0.91%
After Tax Reinvest. Rate (R)	0.22%		Percentage Sold (PCT)	83.3841%
Est. Conversion Expenses (1)(X)	2.18%		MHC Assets	$5,473,000
Insider Purchases	$1,300,000		Options as (% of Offering + Foundation) (O1)	10.00%
Price/Share	$10.00		Estimated Option Value (O2)	30.30%
Foundation Cash Contribution (FC)	$-		Option Vesting Period (O3)	5.00	Years
Foundation Stock Contribution (FS)	$-		% of Options taxable (O4)	25.00%
Foundation Tax Benefit (FT)	$-

Calculation of Pro Forma Value After Conversion
1.	V=	P/E * (Y - FC * R)	V=	NM
		1 - P/E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) -(1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

2.	V=	P/Core E * (YC)	V=	$131,919,600
		1 - P/Core E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

3.	V=	P/B * (B-FC+FT)	V=	$131,919,600
		1 - P/B * PCT * (1-X-E-M)

4.	V=	P/TB * (B-FC+FT)	V=	$131,919,600
		1 - P/TB * PCT * (1-X-E-M)

5.	V=	P/A * (A-FC+FT)	V=	$131,919,600
		1 - P/A * PCT * (1-X-E-M)

Shares		2nd Step	Full	Plus:	Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization	Exchange
Conclusion	Offering Shares	Shares	Shares	Shares	Shares	Ratio
Maximum	12,650,000	2,520,754	15,170,754	0	15,170,754	3.2391
Midpoint	11,000,000	2,191,960	13,191,960	0	13,191,960	2.8166
Minimum	9,350,000	1,863,166	11,213,166	0	11,213,166	2.3941

Market Value
		2nd Step	Full		Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization
Conclusion	Offering Value	Shares Value	$ Value	$ Value	$ Value
Maximum	$126,500,000	$25,207,540	$151,707,540	0	$151,707,540
Midpoint	$110,000,000	$21,919,600	$131,919,600	0	$131,919,600
Minimum	$93,500,000	$18,631,660	$112,131,660	0	$112,131,660

(1) Estimated offering expenses at midpoint of the offering.

(2) Adjusted to reflect consolidation and reinvesment of $5.5 million of MHC net assets.

EXHIBIT 3

Pro Forma Effect of Conversion Proceeds

Exhibit 3
PRO FORMA EFFECT OF CONVERSION PROCEEDS
William Penn Bancorporation
At the Minimum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$112,131,660
	Exchange Ratio	2.39410

	2nd Step Offering Proceeds	$93,500,000
	Less: Estimated Offering Expenses	2,247,000
	2nd Step Net Conversion Proceeds	$91,253,000

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$91,253,000
	Less: Cash Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(7,480,000)
	Less: RRP Stock Purchases (2)	(3,740,000)
	Net Cash Proceeds	$80,033,000
	Estimated after-tax net incremental rate of return	0.22%
	Earnings Increase	$173,672
	Less: Consolidated interest cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(231,880)
	Less: RRP Vesting (3)	(579,700)
	Less: Option Plan Vesting (4)	(534,738)
	Net Earnings Increase	$(1,172,647)

			Net
		Before	Earnings	After
3.	Pro Forma Earnings	Conversion(5)	Increase	Conversion

	12 Months ended September 30, 2020 (reported)	$1,155,876	$(1,172,647)	$(16,770)
	12 Months ended September 30, 2020 (core)	$3,006,876	$(1,172,647)	$1,834,230

		Before	Net Cash	Tax Benefit	After
4.	Pro Forma Net Worth	Conversion(5)	Proceeds	and Other	Conversion

	September 30, 2020	$100,979,000	$80,033,000	$0	$181,012,000
	September 30, 2020 (Tangible)	$94,993,000	$80,033,000	$0	$175,026,000

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion(5)	Proceeds	and Other	Conversion

	September 30, 2020	$737,026,000	$80,033,000	$0	$817,059,000

(1) Includes ESOP purchases of 8.0% of the second step offering.
(2) Includes RRP purchases of 4.0% of the second step offering.
(3) ESOP amortized over 25 years, RRP amortized over 5 years, tax effected at:	22.50%
(4) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.
(5) Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit 3
PRO FORMA EFFECT OF CONVERSION PROCEEDS
William Penn Bancorporation
At the Midpoint of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$131,919,600
	Exchange Ratio	2.81659

	2nd Step Offering Proceeds	$110,000,000
	Less: Estimated Offering Expenses	2,398,800
	2nd Step Net Conversion Proceeds	$107,601,200

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$107,601,200
	Less: Cash Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(8,800,000)
	Less: RRP Stock Purchases (2)	(4,400,000)
	Net Cash Proceeds	$94,401,200
	Estimated after-tax net incremental rate of return	0.22%
	Earnings Increase	$204,851
	Less: Consolidated interest cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(272,800)
	Less: RRP Vesting (3)	(682,000)
	Less: Option Plan Vesting (4)	(629,104)
	Net Earnings Increase	$(1,379,053)

			Net
		Before	Earnings	After
3.	Pro Forma Earnings	Conversion(5)	Increase	Conversion

	12 Months ended September 30, 2020 (reported)	$1,155,876	$(1,379,053)	$(223,177)
	12 Months ended September 30, 2020 (core)	$3,006,876	$(1,379,053)	$1,627,823

		Before	Net Cash	Tax Benefit	After
4.	Pro Forma Net Worth	Conversion (5)	Proceeds	of Foundation	Conversion

	September 30, 2020	$100,979,000	$94,401,200	$0	$195,380,200
	September 30, 2020 (Tangible)	$94,993,000	$94,401,200	$0	$189,394,200

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion (5)	Proceeds	of Foundation	Conversion

	September 30, 2020	$737,026,000	$94,401,200	$0	$831,427,200

(1) Includes ESOP purchases of 8.0% of the second step offering.
(2) Includes RRP purchases of 4.0% of the second step offering.
(3) ESOP amortized over 25 years, RRP amortized over 5 years, tax effected at:	22.50%
(4) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.
(5) Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit 3
PRO FORMA EFFECT OF CONVERSION PROCEEDS
William Penn Bancorporation
At the Maximum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$151,707,540
	Exchange Ratio	3.23908

	2nd Step Offering Proceeds	$126,500,000
	Less: Estimated Offering Expenses	2,550,600
	2nd Step Net Conversion Proceeds	$123,949,400

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$123,949,400
	Less: Cash Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(10,120,000)
	Less: RRP Stock Purchases (2)	(5,060,000)
	Net Cash Proceeds	$108,769,400
	Estimated after-tax net incremental rate of return	0.22%
	Earnings Increase	$236,030
	Less: Consolidated interest cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(313,720)
	Less: RRP Vesting (3)	(784,300)
	Less: Option Plan Vesting (4)	(723,469)
	Net Earnings Increase	$(1,585,460)

			Net
		Before	Earnings	After
3.	Pro Forma Earnings	Conversion(5)	Increase	Conversion

	12 Months ended September 30, 2020 (reported)	$1,155,876	$(1,585,460)	$(429,583)
	12 Months ended September 30, 2020 (core)	$3,006,876	$(1,585,460)	$1,421,417

		Before	Net Cash	Tax Benefit	After
4.	Pro Forma Net Worth	Conversion (5)	Proceeds	of Foundation	Conversion

	September 30, 2020	$100,979,000	$108,769,400	$0	$209,748,400
	September 30, 2020 (Tangible)	$94,993,000	$108,769,400	$0	$203,762,400

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion (5)	Proceeds	of Foundation	Conversion

	September 30, 2020	$737,026,000	$108,769,400	$0	$845,795,400

(1) Includes ESOP purchases of 8.0% of the second step offering.
(2) Includes RRP purchases of 4.0% of the second step offering.
(3) ESOP amortized over 25 years, RRP amortized over 5 years, tax effected at: 22.50%
(4) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.
(5) Adjusted to reflect consolidation and reinvestment of net MHC assets.

EXHIBIT 4

Calculation of Minority Ownership Dilution in a Second-Step Offering

Exhibit 4

William Penn Bancorporation

Calculation of Minority Ownership Dilution in a Second-Step Offering

Stock Ownership Data as of September 30, 2020

Financial Data as of September 30, 2020

Reflects Pro Forma Market Value as of November 4, 2020

Key Input Assumptions

Mid-Tier Stockholders' Equity	$95,506,000	(BOOK)
Aggregate Dividends Waived by MHC	$0	(WAIVED DIVIDENDS)
Minority Ownership Interest	17.3351%	(PCT)
Pro Forma Market Value	$131,919,600	(VALUE)
Market Value of MHC Assets (Other than Stock in Mid-Tier)	$5,473,000	(MHC ASSETS)

Adjustment for MHC Assets & Waived Dividends - 2 Step Calculation (as required by FDIC & FRB)

		(BOOK - WAIVED DIVIDENDS) x PCT
Step 1: To Account for Waiver of Dividends	=	BOOK

	=	17.3351%

		(VALUE - MHC ASSETS) x Step 1
Step 2: To Account for MHC Assets	=	VALUE

	=	16.6159%	(rounded)

Current Ownership

MHC Shares	3,711,114	82.66%
Public Shares	778,231	17.34%
Total Shares	4,489,345	100.00%

EXHIBIT 5

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (39)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (35)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (36)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (32)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (32)	(703) 647-6549	joren@rpfinancial.com

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com